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                                                                   Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statement of National Equipment Services, Inc. on Form S-8 of our report dated February 18, 1999, except as to Note 14, which is as of March 31, 1999, on our audits of the consolidated financial statements and financial statement schedules of National Equipment Services, Inc. as of December 31, 1998 and 1997, and for the two years in the period ended December 31, 1998 and the period June 4, 1996 (inception) to December 31, 1996, which report is included in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Chicago, IL
March 31, 1999